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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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UFP TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UFP TECHNOLOGIES, INC.
172 EAST MAIN STREET
GEORGETOWN, MASSACHUSETTS 01833-2107 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
of
UFP TECHNOLOGIES, INC.

To Be Held on June 12, 2013

        The Annual Meeting of Stockholders of UFP Technologies, Inc. (the "Company") will be held on June 12, 2013, at 10:00 a.m., local time, at the Black Swan Country Club, 258 Andover St., Georgetown, Massachusetts 01833, for the following purposes:

  1.
  To consider and act upon the election of the two Class II directors identified in the accompanying proxy statement to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected;

  2.
  To vote on a non-binding advisory resolution to approve the compensation of our named executive officers;

  3.
  To conduct a non-binding vote to determine the frequency of voting on future advisory resolutions to approve executive compensation;

  4.
  To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm; and

  5.
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        The Board of Directors has fixed April 26, 2013 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2013.

        You are cordially invited to attend the Meeting.

By Order of the Board of Directors
RONALD J. LATAILLE, Secretary

Georgetown, Massachusetts
May 3, 2013

YOUR VOTE IS IMPORTANT

        YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

        IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE COMPANY'S ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2013: This Proxy Statement, the Company's Annual Report for the fiscal year ended December 31, 2012 and the Proxy Card are available at the Company's website, www.ufpt.com/investors/filings.html.

UFP TECHNOLOGIES, INC.
172 EAST MAIN STREET
GEORGETOWN, MASSACHUSETTS 01833-2107 USA

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2013

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of UFP Technologies, Inc., a Delaware Corporation (the "Company") with its principal executive offices at 172 East Main Street, Georgetown, Massachusetts 01833, for use at the Annual Meeting of Stockholders to be held on June 12, 2013, and at any adjournment or adjournments thereof (the "Meeting"). The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about May 3, 2013. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation. The Company may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of securities held by them.

        Only stockholders of record at the close of business on April 26, 2013 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 6,796,959 shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company. Each such stockholder is entitled to one vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

        The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, in favor of (i) the election of the nominees identified herein as directors; (ii) approval of the Company's compensation of named executive officers; (iii) the establishment of a three-year cycle for future advisory votes to approve executive compensation; and (iv) ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm. The persons named as the proxies, R. Jeffrey Bailly and Ronald J. Lataille, were selected by the Board of Directors. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment. The proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the Meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the accompanying proxy card (or any properly signed and dated copy thereof) will be voted as recommended by the board as set forth in the accompanying notice of annual meeting of stockholders.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Meeting, two Class II directors are to be elected to serve until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        The Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be divided into three classes. At each Annual Meeting of Stockholders, the directors elected to succeed those whose terms expire shall be identified as being the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting of Stockholders following such election, and until their respective successors are duly elected and qualified, unless an adjustment in the term to which an individual director shall be elected is made because of a change in the number of directors.

        The Company currently has a total of seven directors, consisting of three Class I directors, two Class II directors, and two Class III directors. The terms of the Class II directors, Kenneth L. Gestal and Thomas Oberdorf, expire at the Meeting. Each of Messrs. Gestal and Oberdorf are being nominated for election as Class II directors, to hold office until the 2016 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. The nominees have not been nominated pursuant to any arrangement or understanding with any person.

        The following table sets forth certain information with respect to each of our directors and nominees for director. When used below, positions held with the Company include positions held with the Company's predecessors and subsidiaries:

Name	Age	Position	Director Since	Year Term Expires/ Will Expire If Elected, Class
R. Jeffrey Bailly	51	President, Chief Executive Officer and Chairman of the Board of Directors	1995	2015, Class I
Kenneth L. Gestal	64	Director	1996	2016, Class II
David B. Gould†*##	59	Director	2003	2015, Class I
Thomas Oberdorf*+#	55	Director	2004	2016, Class II
Marc Kozin++#	51	Director	2006	2015, Class I
David K. Stevenson**#	70	Director	2007	2014, Class III
Robert W. Pierce, Jr.+#	59	Director	2008	2014, Class III

†
Lead Independent Director

*
Member of the Audit Committee

**
Chairman of the Audit Committee

+
Member of the Compensation Committee

++
Chairman of the Compensation Committee

#
Member of the Nominating Committee

##
Chairman of the Nominating Committee

        Mr. R. Jeffrey Bailly has served as Chairman of the Company since October 2006 and as Chief Executive Officer, President, and a director since January 1, 1995. He joined the Company in 1988 and served as a Division Manager (1989-1992), General Manager Northeast Operations (1992-1994), and as its Vice President of Operations (1994-1995). From 1984 through 1988, Mr. Bailly, a certified public accountant, was employed by Coopers & Lybrand. Mr. Bailly is a member of World Presidents' Organization and serves on the Board of its New England Chapter. As a result of these and other professional experiences, Mr. Bailly possesses particular knowledge and experience in operations, accounting, finance, mergers and acquisitions, and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Gestal has served as a director of the Company since 1996. In June 2007, Mr. Gestal rejoined Decision Capital, L.P. as president and managing partner; Decision Capital is an alternative investment money management group, which Mr. Gestal had served previously as chief executive officer from 1998 through July 2005. From August 2005 through June 2007, Mr. Gestal served as Chief Operating Officer of Tricordia, LLC, an institutional marketing company. From November 1997 through December 1998,

Mr. Gestal served as president of the Alternative Asset Management Group at Swiss Bank Corporation. Prior to that, Mr. Gestal was chairman of Institutional Global Finance Corp., a money management firm, from 1996 through October 1997. From 1991 to 1995, Mr. Gestal served Swiss Bank Corporation, a securities firm, first as president of SBCI Futures, then as president of SBC Government Securities Inc. and as a director of both firms. Prior to joining Swiss Bank Corporation, Mr. Gestal served as the president of Sanwa-BGK, a securities firm, and as chairman of its futures operations. Mr. Gestal is the brother-in-law of R. Jeffrey Bailly, the Chairman, Chief Executive Officer, and President of the Company. As a result of these and other professional experiences, Mr. Gestal possesses particular knowledge and experience in investment, capital markets and finance, economics and strategic planning that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Gould has served as a director of the Company since 2003. Mr. Gould has been president of Westfield Inc., an industrial real estate development company, since June 1999. Prior to that Mr. Gould was president and chief executive officer of Wood Structures, Inc., a manufacturer of structural building components for the construction industry from May 1991 through June 1999. Mr. Gould is an active member on numerous businesses' boards of advisors and directors as well as a member of several community organizations. As a result of these and other professional experiences, Mr. Gould possesses particular knowledge and experience in sales and marketing, and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Kozin has served as a director of the Company since 2006. Mr. Kozin is presently a Senior Advisor at L.E.K. Consulting, after serving as its President from 1997 through 2011. Mr. Kozin has been on the board of directors of CrunchTime! Information Systems, Inc., an information systems company serving the restaurant and food service industry, since December 2002. In 2012, Mr. Kozin joined the Boards of Endocyte (NASDAQ: ECYT), a small molecule targeted therapeutic company, and Dyax (NASDAQ: DYAX), an integrated biotechnology company and Medical Simulation Corporation, a health care training company. In January 2013 Mr. Kozin joined the Strategic Advisory Board of Healthcare Royalty Partners. He also serves on the Board of DukeEngage, a non-profit organization at Duke University. Previously, Mr. Kozin served on the board of directors of Brandwise, Inc. from December 2002 to December 2005, Lynx Therapeutics, Inc. from July 2002 to March 2005, and Assurance Medical, Inc. from October 1999 to July 2001. As a result of these and other professional experiences, Mr. Kozin possesses particular knowledge and experience in strategic planning and leadership consulting of complex organizations that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Oberdorf has served as a director of the Company since 2004. Presently Mr. Oberdorf is Chief Financial Officer of SIRVA, Inc. a leading global provider of moving and relocation services to corporations, consumers and governments. From August 2010 through March 2011, Mr. Oberdorf consulted for Orchard Brands a multi-channel marketer of men's and women's apparel for the 55+ market segment. From December 2008 through August 2010, Mr. Oberdorf was Executive Vice President and Chief Financial Officer of infoGROUP, Inc., which provides business and consumer databases for sales leads and mailing lists, database marketing services, data processing services, e-mail marketing, market research, and sales and marketing solutions. From June 2006 through 2008, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of Getty Images Inc., the world's leading creator and distributor of still imagery, footage and multi-media products, as well as a recognized provider of other forms of premium digital content, including music. From March 2002 through June 2006, Mr. Oberdorf was Senior Vice President, Chief Financial Officer and Treasurer of CMGI, Inc., a supply chain management, marketing distribution and ecommerce solutions company, where he served as a consultant from November 2001 through February 2002. From February 1999 through October 2001, Mr. Oberdorf was Senior Vice President and Chief Financial Officer of Bertelsmann AG's subsidiary, BeMusic Direct, a direct-to-consumer music sales company. From January 1981 through January 1999, Mr. Oberdorf served in various capacities at Readers Digest

Association, Inc., most recently as Vice President Global Books & Home Entertainment—Finance. As a result of these and other professional experiences, Mr. Oberdorf possesses particular knowledge and experience in manufacturing and accounting, finance, capital markets, and public company experience that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Stevenson has served as a director of the Company since March 2007. Mr. Stevenson served as a director of Chirex, Inc., a Nasdaq listed biotechnology company, from April 2000 until its acquisition by Rhodia SA in September 2000. Mr. Stevenson also served as a Trustee from 1999 to 2008 and as Board Chair in 2007 of Beth Israel Deaconess Hospital—Needham, an affiliate of Beth Israel Deaconess Medical Center. He continues to serve on the Beth Israel Deaconess Hospital—Needham Board of Advisors and presently serves on the Audit Committee. Mr. Stevenson also served as a director of Elderhostel, Inc., the leading provider of lifelong educational programs to people over 55, from May 2001 through May 2009. Mr. Stevenson served as a director (and chair of the Audit and Nominating Committees) of various U.S. insurance subsidiaries of Sun Life Financial, Inc (NYSE: SLF) from February 2002 through April 2013. He is also a director of All States Asphalt, Inc., a private company. Mr. Stevenson, a CPA, was a partner at Arthur Andersen, LLP during his 33 year career in public accounting. As a result of these and other professional experiences, Mr. Stevenson possesses particular knowledge and experience in accounting, finance, and capital markets that strengthen the Board's collective qualifications, skills, and experience.

        Mr. Pierce has served as a director of the Company since June 2008. Mr. Pierce serves as Chief Executive Officer, Chairman, and Co-Owner of Pierce Aluminum Companies, Inc. Pierce Aluminum supplies aluminum raw stock and finished goods to the marine, aerospace, medical, transportation, and defense industries. Over the last 40 years, Mr. Pierce has overseen the growth of the company from a small operating warehouse in Canton, Massachusetts, to a state of the art 150,000 square foot production facility and distribution center in Franklin, Massachusetts and seven regional warehouses across the country. Mr. Pierce currently serves on the Board of Directors of McLean Hospital (since 2010), Crohn's and Colitis Foundation of America—New England Chapter (since 2010), Mass General Hospital for Children Business Advisory Board (since 2000), and Overseers Marine Biological Laboratory Woods Hole, Massachusetts (since 2009). Mr. Pierce is a past board member of the National Association of Aluminum Distributors. As a result of these and other professional experiences, Mr. Pierce possesses particular knowledge and experience in manufacturing and design, innovation, engineering, sales and marketing, and executive leadership within a manufacturing environment that strengthen the Board's collective qualifications, skills, and experience.

        Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

 CORPORATE GOVERNANCE

Meetings of the Board of Directors

        The Board of Directors of the Company held four meetings during 2012. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee each such director served on during 2012. All of the Company's directors are encouraged to attend the Company's Annual Meeting of Stockholders. All of the Company's directors were in attendance at the Company's 2012 Annual Meeting.

Independence, Diversity, Leadership Structure and Board Committees

Independence

        The Company's Common Stock is listed on the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq's listing standards relating to director independence apply to the Company. The Board of Directors has determined that the following current directors are independent under applicable Nasdaq listing standards: Messrs. Stevenson, Gould, Kozin, Oberdorf and Pierce.

Diversity

        The Company strives to have the members of its Board of Directors possess a diverse set of skills so as to best provide guidance to the management team and oversight to the Company. Skills sought include financial, capital markets, manufacturing, engineering, executive leadership, marketing and sales, organizational growth and strategic planning. The Company believes that it has a minimum of one director for each of these skills.

Leadership Structure

        As noted above, our Board of Directors is currently comprised of seven directors, five of whom are independent under applicable standards. Assuming the nominees are elected at the Meeting, five of the Company's seven directors will be independent under applicable standards.

        Mr. R. Jeffrey Bailly has served as Chief Executive Officer and member of the Board since January 1, 1995. He has served as Chairman of the Board since 2006.

        We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that UFP Technologies is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

        Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board also believes it is appropriate for the independent Directors to elect one independent Director to serve as a Lead Independent Director. In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. Mr. Gould currently serves as the Lead Independent Director, a position he has held since June 2004.

        We believe that our overall leadership structure, consisting of a single individual serving as Chief Executive Officer and Chairman of the Board, together with the number of independent, experienced directors that make up the majority of our Board and the independent oversight of our Lead Independent Director, benefits the Company and its shareholders.

Risk Oversight

        Our Board of Directors is responsible for overseeing the Company's risk management process. The Board focuses on the Company's general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

        The Board of Directors has delegated to the Audit Committee oversight of certain aspects of the Company's risk management process. Among its duties, the Audit Committee reviews with management (a) the Company's policies with respect to risk assessment and risk management as well as the Company's significant areas of financial risk exposure and (b) the Company's system of disclosure controls and procedures and system of internal controls over financial reporting. Our Compensation Committee also considers and addresses risk as it performs its committee responsibilities. Both committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

        The Company's management is responsible for day-to-day risk management. Our Treasury, Finance, and Internal Audit functions serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

        We believe the division of risk management responsibilities described above is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Nominating Committee

        The Board of Directors has a Nominating Committee, which met on four occasions in 2012, and is currently composed of Messrs. Gould, Oberdorf, Kozin, Stevenson and Pierce, each of whom is an independent Director under applicable Nasdaq standards. Mr. Gould serves as Chairman. Director nominees are selected by the Nominating Committee. The Nominating Committee operates pursuant to a written charter (the "Nominating Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Nominating Committee Charter is available at the Company's website, www.ufpt.com/investors/governance.html. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate's independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board, and concern for the long-term interests of the stockholders. The Nominating Committee does not assign any particular weight or importance to any one of these factors but rather considers them as a whole. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for election as a director at the 2014 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Recommendations for Director" below.

Compensation Committee

        The Board of Directors has a Compensation Committee, which met on six occasions in 2012. The Compensation Committee operates pursuant to a written charter (the "Compensation Committee Charter") that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Compensation Committee Charter, the primary functions of the Compensation Committee include determining salaries and bonuses for the Company's named executive officers, individuals to whom stock options, other equity-based awards and cash awards are granted, and the terms upon which such grants and awards are made, adopting incentive plans, overseeing risks associated with the Company's compensation policies and practices, evaluating the performance of the Company's named executive officers, reviewing with management compensation disclosures to be included in the Company's filings with the Securities and Exchange Commission ("SEC"), and determining director compensation, benefits and overall compensation. The Compensation Committee has the sole discretion and express authority to retain and terminate any compensation consultant, including sole authority to approve the consultant's fees and other retention terms.

        Compensation Committee Interlocks and Insider Participation.    The current members of the Compensation Committee are Messrs. Kozin, Oberdorf and Pierce, each of whom is an independent Director under applicable Nasdaq standards. Mr. Kozin serves as Chairman. No member of the Compensation Committee is or has ever been an executive officer or employee of the Company (or any of its subsidiaries) and no "compensation committee interlocks" existed during 2012.

        For a further description of the Company's determination of executive and director compensation, see "Executive Compensation" below.

Audit Committee

        The Board of Directors has an Audit Committee established within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met six times in 2012, and is currently composed of Messrs. Stevenson, Gould and Oberdorf. Mr. Stevenson serves as Chairman. The Audit Committee operates pursuant to a written charter (the "Audit Committee Charter") that was adopted by the Board of Directors and that complies with currently applicable SEC and Nasdaq rules. The Audit Committee Charter, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html. Under the provisions of the Audit Committee Charter, the primary functions of the Audit Committee are to assist the Board of Directors with oversight of (i) the Company's accounting and financial reporting processes, internal controls and external independent audits of the Company's financial statements and (ii) the qualifications, independence, appointment, retention, compensation and performance of the Company's registered public accounting firm. The Audit Committee is also responsible for the maintenance of "whistle-blowing" procedures, and the oversight of certain other compliance matters. See "Report of the Audit Committee" below.

        The Board of Directors has determined that the current members of the Audit Committee are independent directors, as defined by the Audit Committee Charter, applicable SEC rules, and Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Stevenson and Oberdorf qualify as "audit committee financial experts," as defined by applicable SEC rules, and that Messrs. Stevenson and Oberdorf satisfy Nasdaq's financial sophistication listing standards.

Independent Registered Public Accounting Firm

        On November 30, 2011 the Audit Committee of the Board of Directors of UFP Technologies, Inc. (the "Company") approved the engagement of Grant Thornton LLP ("Grant Thornton") as the Company's new independent registered public accounting firm. CCR LLP ("CCR"), the Company's former independent registered public accounting firm, resigned as the Company's independent registered public accounting firm simultaneous with the engagement of Grant Thornton by the Company. This change was a result of Grant Thornton's acquisition of CCR on December 1, 2011.

        The Audit Committee has appointed Grant Thornton independent accountants, to be the Company's independent registered public accounting firm and to audit the consolidated financial statements of the Company for the year ending December 31, 2013. The Company is advised that no member of Grant Thornton has any direct financial interest or material indirect financial interest in the Company or has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee since such date.

        CCR's report on the Company's consolidated financial statements for the two years ended December 31, 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        From January 1, 2011 through November 30, 2011, there were no disagreements between the Company and CCR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of CCR, would have caused CCR to make reference to the subject matter of such disagreement in connection with their report. None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K of the SEC's rules and regulations occurred from January 1, 2011 through November 30, 2011.

        The Company requested CCR to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether CCR agrees with the above statements. A copy of CCR's letter dated December 1, 2011 is attached as Exhibit 16.1 to the Company's Current Report on Form 8-K filed with the SEC on December 5, 2011.

        From January 1, 2011 through November 30, 2011, neither the Company nor anyone acting on its behalf consulted Grant Thornton regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and Grant Thornton did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (2) any matter that was either the subject of a disagreement with CCR, which, if not resolved to the satisfaction of CCR, would have caused CCR to make reference to the subject matter of such disagreement in connection with their report, or any "reportable events" as described in Item 304(a)(1)(v) of Regulation S-K of the SEC's rules and regulations.

        A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement if so desired. The representative will be available to respond to appropriate questions.

        Audit Fees.    The Company incurred an aggregate of approximately $275,000 in fees for audit services from Grant Thornton and CCR for the fiscal year ended December 31, 2012.The Company incurred an aggregate of approximately $214,000 in fees for audit services from Grant Thornton and CCR for the fiscal year ended December 31, 2011. Audit fees include fees and expenses for professional services rendered in connection with the audit of the Company's financial statements (including an audit of the Company's internal controls over financial reporting in 2011), reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during those years and fees for services related to the Company's registration statements, consents and assistance with and review of documents filed with the SEC.

        Audit-Related Fees.    The Company incurred no audit-related fees in the fiscal years ended December 31, 2012 and 2011 from either Grant Thornton or CCR.

        Tax Fees.    The Company incurred no tax fees for the fiscal years ended December 31, 2012 and 2011, respectively, from either Grant Thornton or CCR.

        All Other Fees.    The Company incurred no other fees for the fiscal years ended December 31, 2012 and 2011, respectively, from either Grant Thornton or CCR.

        The Audit Committee has considered whether the provision of non-audit services by Grant Thornton is compatible with maintaining Grant Thornton's independence, and believes that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Grant Thornton. These services may include audit services, audit-related services, tax services and other services.

Report of the Audit Committee

        The Audit Committee has:

  •
  Reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2012;

  •
  Discussed with Grant Thornton the Company's independent registered public accounting firm, the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by the American Institute of Certified Public Accountants' Auditing Standards Codification Section 380 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board;

  •
  Received and reviewed the written disclosures and the letter from the Company's independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountant the independent accountant's independence; and

  •
  Based on the review and discussions referred to above, recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:
David K. Stevenson, Chairman Thomas Oberdorf David B. Gould

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 26, 2013, with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation" below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise indicated, (i) each person identified possesses sole voting and investment power with respect to the shares listed and (ii) the address for each person named below is: c/o UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833.

Name	Shares of Common Stock Beneficially Owned	Percentage of Class(1)
R. Jeffrey Bailly(2)	944,713	13.5%
Kenneth L. Gestal(2)	85,375	1.2%
Mitchell C. Rock	63,054	*
Ronald J. Lataille	97,632	1.4%
Richard LeSavoy	122,200	1.8%
Daniel J. Shaw, Jr.	67,391	1.0%
David B. Gould(2)(3)	93,656	1.4%
Thomas Oberdorf(2)	67,105	1.0%
Marc Kozin(2)	34,056	*
David K. Stevenson(2)	29,088	*
Robert W. Pierce, Jr.(2)	53,105	*
Huber Capital Management LLC(4)	512,554	7.5%
2321 Rosecrans Ave., Suite 3245 El Segundo, CA 90245
Wellington Trust Company, NA(5)	460,400	6.8%
280 Congress Street Boston, MA 02210
Renaissance Technologies LLC(6)	442,300	6.5%
800 Third Avenue New York, NY 10022
Fisher Funds Management Limited(7)	430,889	6.3%
Level 1, 67-73 Hurstmere Road Takapuna, Auckland 0740, New Zealand
All executive officers and directors as a group (11 persons)(2)(3)(8)	1,657,375	21.3%

*
Less than one percent

(1)
Based upon 6,796,959 shares of Common Stock outstanding as of April 26, 2013.

(2)
Includes shares issuable pursuant to stock options currently exercisable or exercisable within the next 60 days, as follows: 200,000 for R. Jeffrey Bailly, 54,752 for Kenneth L. Gestal, 52,426 for David B. Gould, 65,875 for Thomas Oberdorf, 30,265 for Marc Kozin, 10,150 for David K. Stevenson and 22,554 for Robert W. Pierce, Jr.

(3)
Includes 16,000 shares owned by Mr. Gould's spouse, as to which Mr. Gould disclaims beneficial ownership.

(4)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Huber Capital Management

  LLC on February 12, 2013. As of December 31, 2012, Huber Capital Management LLC had sole dispositive power over 512,554 shares, shared dispositive power over 0 shares, sole voting power over 260,584 shares and shared voting power over 56,667 shares.

(5)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Wellington Trust Company, NA on February 14, 2013. As of December 31, 2012, Wellington Trust Company, NA had shared voting and dispositive power over 460,400 shares.

(6)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G/A filed with the SEC by Renaissance Technologies LLC on February 12, 2013. As of December 31, 2012, Renaissance Technologies LLC had sole voting and dispositive power over 442,300 shares.

(7)
Shares of Common Stock beneficially owned and the information in this footnote are based solely upon information contained in a Schedule 13G filed with the SEC by Fisher Funds Management Limited on February 15, 2013. As of June 20, 2012, Fisher Funds Management Limited had sole voting and dispositive power over 430,889 shares.

(8)
Includes an aggregate of 436,022 shares that the executive officers and directors have the right to acquire within 60 days pursuant to the exercise of options.

CODE OF ETHICS

        Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a Code of Ethics for Senior Financial Officers that applies to the Company's principal executive officer and its principal financial officer, principal accounting officer, controller, and other persons performing similar functions. The Code of Ethics, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html. We intend to satisfy the disclosure requirement under Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction and Scope

        The names of the Company's executive officers who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

Name	Age	Title
Mitchell C. Rock	45	Vice President of Sales and Marketing
Ronald J. Lataille	51	Vice President, Treasurer, Secretary and Chief Financial Officer
Richard LeSavoy	57	Vice President of Manufacturing
Daniel J. Shaw, Jr.	52	Vice President of Engineering

        Mr. Rock initially joined the Company in 1991 and served as Director, Sales and Marketing of the Company's Moulded Fibre division (now "Molded Fiber"). From May 1999 through October 2000, Mr. Rock served as Vice President Sales and Business Development of Esprocket, an internet start-up company. Mr. Rock rejoined the Company in April 2001 as Vice President, Sales and Marketing of the Company's Moulded Fibre division and has served as Vice President, Sales and Marketing for the entire Company since May 2002.

        Mr. Lataille joined the Company in November 1997 as its Chief Financial Officer. Prior to joining the Company, Mr. Lataille served as Vice President, Treasurer and Chief Financial Officer of Little

Switzerland, Inc. from 1991 through October 1997. He also served as interim President and Chief Executive Officer of Little Switzerland from October 1994 through October 1995.

        Mr. LeSavoy initially joined the Company in 1983 and served as Materials Manager and then Operations Manager through 1987. From 1988 through 1995 Mr. LeSavoy served as Purchasing Manager and then Manufacturing Manager for the USCI Division of C.R. Bard, Inc., a multi-national developer, manufacturer and marketer of healthcare products. Mr. LeSavoy rejoined the Company in 1995 as Director of Operations for the Northeast Region and has served as Vice President, Manufacturing since February 2003. On March 20, 2013, Mr. LeSavoy notified the Company of his decision to resign his position to pursue other interests. Mr. LeSavoy has agreed to assist the Company with the transition and therefore his resignation is expected to take effect in the middle of June 2013.

        Mr. Shaw joined the Company in 1983 and served as a Corporate Industrial Engineer through September, 1992. From October 1992 through September, 1996 Mr. Shaw served as Manager of Product Development and from October 1996 through May, 2000 as Director of Product Development. From June 2000 through May 2002 Mr. Shaw served as a Divisional Vice President of the Specialty Components Division. Since May 2002 Mr. Shaw has served as corporate Vice President, Engineering.

        Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

        For the purposes of this Compensation Discussion and Analysis ("CD&A"), Messrs. R. Jeffrey Bailly, Mitchell C. Rock, Ronald J. Lataille, Richard LeSavoy and Daniel J. Shaw Jr., are referred to as the "named executive officers." The CD&A is intended to provide a context for the disclosures contained in this Proxy Statement with respect to the named executive officers. Their compensation is detailed in the tables that follow this CD&A.

        The Company's compensation programs are determined by the Compensation Committee of the Board of Directors, which has the ongoing responsibility for establishing, implementing, and monitoring the Company's executive compensation programs. The Compensation Committee operates pursuant the Compensation Committee Charter that was adopted by the Board of Directors and that complies with applicable Nasdaq listing standards. The Compensation Committee Charter, as amended, is available at the Company's website, www.ufpt.com/investors/governance.html.

Executive Summary

        Using foams, plastics, composites and natural fiber, we design and manufacture a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. Our industry is fragmented across numerous competing entities. Our ability to compete effectively depends to a large extent on our ability to identify, recruit, develop and retain key management personnel.

        The compensation programs for our named executive officers are designed to align compensation objectives with our business strategies and to encourage our executives to focus on creating shareholder value. While it is critical that our compensation programs allow for the recruitment and retention of highly qualified executives, it is also important that these programs are variable in nature such that performance is a key factor in realizing value. Accordingly, our programs combine competitive base salaries with annual cash incentives and long-term equity incentives. Specifically, we structure our named executive officer compensation to include:

  •
  Competitive base salary;

  •
  Stock grant (CEO only);

  •
  Performance-based cash incentive bonus;

  •
  Performance-based long-term incentive in the form of time-based vesting restricted stock awards; and

  •
  Other common perquisites.

We believe that our compensation programs have been effective in aligning pay with the interests of our shareholders. The following graphs highlight the Company's earnings-per-share, stock performance and CEO compensation over the last five years:

UFP 5-year EPS

Note: Reflects earnings per dilutive common share outstanding as reported in the Company's financial statements filed with the SEC on Form 10-K for each respective fiscal year.

Stock Performance Graph

        The following graph compares cumulative total shareholder return on our common stock since January 1, 2007 with the cumulative total return of the NASDAQ Stock Market (US Companies), SIC Codes 3080-3089 Miscellaneous Plastic Products, and GICS 15103020 Paper Packaging. This graph assumes the investment of $100 on January 1, 2007 in our common stock, and for comparison the companies that comprise each of (1) the NASDAQ Stock Market, (2) SIC Codes 3080-3089 Miscellaneous Plastic Products, and (3) GICS 15103020 Paper Packaging. Measurement points are the last trading day of each respective fiscal year.

 CEO 5-Year Total Compensation (000)

Note: Reflects total compensation for R. Jeffrey Bailly as reported in the Summary Compensation Table of the Proxy Statement for each respective fiscal year.

        The compensation programs for the named executive officers have been amended in the last three years to provide equity incentives for a fixed dollar value with the number of shares being variable. The intent of these amendments was to limit the amount of compensation variability resulting solely from fluctuations in the Company's stock price while still providing variability in pay based upon the achievement of financial and individual objectives. This is evident in the above graphs, as the total CEO compensation has remained relatively flat over the course of the last five years despite the significant increase in both the Company's earnings-per-share and stock price.

        The following policies and practices have further been adopted by the Compensation Committee and/or the full Board of Directors to promote good corporate governance:

  •
  Elimination of Income Tax Gross-up—as part of a recent contract amendment, the Company eliminated income tax gross-up benefits previously associated with the CEO's annual stock grants.

  •
  Hedging of Company stock—the Company established a policy prohibiting insider trading practices including the hedging of the Company's stock by executive officers.

  •
  Repricing of Stock Options—the Company's equity incentive plans prohibit the repricing of stock options or other equity awards without the consent of our shareholders.

  •
  Buyouts of Underwater Options—the Company's equity incentive plans prohibit the Company from buying out underwater stock options from executive officers.

  •
  Stock Ownership Guidelines—The Company adopted share ownership guidelines for the named executive officers and independent directors as follows: (i) within five years after joining the Board or five years from the date of adoption of the guidelines, whichever is later, each non-employee Board member beneficially own Company stock valued at three times his or her annual base cash retainer fee, (ii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the Chief Executive Officer beneficially own Company stock valued at three times his or her base salary, and (iii) within five years after being appointed to his or her position or five years from the date of adoption of the guidelines, whichever is later, the other named executive officers beneficially own Company stock valued at one times his or her base salary.

  •
  Clawback Policy—The Company adopted a policy that if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002, the Company's chief executive officer and chief financial officer shall reimburse the Company for any incentive bonus, or other incentive award or any equity award or profit earned from the sale of Company securities, during the twelve-month period in which the financial statements applied.

  •
  Compensation Committee—the Company has established a Compensation Committee that is comprised exclusively of independent directors.

  •
  Independent Consultant—the independent consultant who provided benchmarking data with respect to the named executive officers does not provide services to the Company other than at the direction of the Compensation Committee.

Philosophy and Objectives of Compensation Programs

        The primary objectives of our compensation programs are to:

  •
  Retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in similar industries, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  Safeguard the interests of the Company and the Company's shareholders;

  •
  Drive executive performance by having certain components of pay at risk and/or tied to Company and individual goal performance;

  •
  Be fair to employees, management and shareholders; and

  •
  Be well communicated and understood by program participants and shareholders

        The Compensation Committee believes that the most effective compensation program is one that provides a reasonable level of fixed income through competitive base salaries, equity grants and retirement benefits as well as additional rewards for achieving easily identifiable and clearly measured performance targets. The Compensation Committee also believes that these rewards should be in the form of both cash and non-cash, and have some component subject to time-based vesting as a retention measure.

Use of Compensation Consultants and Benchmarking Data

        In 2008, the Compensation Committee engaged DolmatConnell & Partners, a Massachusetts-based compensation consulting firm (the "Compensation Consultant"), to perform a comprehensive comparative market study of the compensation programs offered to peer company chief executives and other executive officers. The Compensation Committee continues to use this information, strategy and philosophy to evaluate each component of compensation, including base salaries, incentive bonuses and other stock-based incentives for its named executive officers, annually in view of the Company's performance. The chief executive officer also makes recommendations to the Compensation Committee about the compensation of the Company's other named executive officers. The Compensation Committee considers the chief executive officer's recommendations before making a final determination of the compensation programs for the named executive officers. The chief executive officer may not be present during voting or deliberations on his or her compensation. The Compensation Committee anticipates engaging an independent compensation consultant within the next two years to update compensation benchmarking data.

Principal Elements of the 2012 Compensation Program

        There were five principal elements of compensation for the named executive officers during fiscal 2012:

  •
  Base salary;

  •
  Stock grant (CEO only);

  •
  Performance-based cash incentive bonus;

  •
  Performance-based long-term incentive in the form of time-based vesting restricted stock awards; and

  •
  Other perquisites.

        Base Salary—Base salaries were initially determined based upon the market competitive assessment done by the Compensation Consultant. The base salaries are reviewed by the Compensation committee annually and, if appropriate are adjusted. The competitive assessment done by the Compensation Consultant included a survey of the following 15 companies:

• CECO Environmental Corporation • Chase Corporation • Culp, Incorporated • EXX, Incorporated • Flanders, Corporation • Landec Corporation	• Material Sciences Corporation • MOD-PAC Corporation • Nashua Corporation • North American Galvanizing & Coatings, Incorporated	• Portec Rail Products, Incorporated • Quixote Corporation • Synalloy Corporation • The Eastern Company • Tufco Technologies, Incorporated

        These companies had median revenues and net income of $122.0 million and $4.8 million, putting the Company, at the time, at the 30th percentile and 59th percentile, respectively. Compensation from these companies was compiled into categories including, base salary, target cash compensation, long-term incentive value, all other compensation and total compensation. Compensation for each of the named executive officers was measured against this peer group. The named executive officers, on average, placed just above the 50th percentile. No significant adjustments to compensation were made as a result of this study.

        Stock Grant—For the past several years, and again in 2012, the Company has granted to Mr. R. Jeffrey Bailly, its Chief Executive Officer, an award of Common Stock as a component of his overall compensation. The objective of this equity component is to greater align the chief executive officer's interests with those of the Company's shareholders. The stock is typically issued to the chief executive officer in the last week of the fiscal year, assuming the chief executive officer remains employed by the Company on that date. The chief executive officer is also granted an additional cash award to pay the income taxes associated with receiving this grant of Common Stock (a "gross-up"). In 2012, consistent with the terms of his employment agreement, the chief executive officer was granted shares valuing $300,000 and the gross-up associated with this grant amounted to approximately $216,000. On February 8, 2013, Mr. Bailly's employment agreement was amended and the income tax gross-up associated with his stock grant was eliminated.

        Cash Incentive Bonus—In the beginning of each fiscal year, following approval by the Board of Directors of the Company's Strategic Plan and Budget, the Compensation Committee establishes, at its discretion, performance targets for the named executive officers' cash incentive bonus. The performance targets include the achievement of Company-wide financial objectives as well as individual goals. Typically, the financial performance portion of the bonus fluctuates up and down based upon a degree by which the Company's actual results fall short of or exceed the financial objective. In certain instances, a small discretionary component is included.

        For 2012, the following cash incentive bonuses were awarded by the Compensation Committee:

	Overall Bonus		Financial Component(1)		Individual Goals(2)				Total Incentive Bonus
							Discretionary
		Target as % of Base Pay
NEO	Target		Target	Actual	Target	Actual	Target	Actual	Actual
R. Jeffrey Bailly	$300,000	85.7%	$225,000	$402,240	$75,000	$50,000	$0	$0	$452,240
Mitchell C. Rock	$69,000	30%	$35,000	$71,000	$20,000	$14,000	$14,000	$14,000	$99,000
Ronald J. Lataille	$69,000	30%	$35,000	$71,000	$20,000	$19,000	$14,000	$14,000	$104,000
Richard LeSavoy	$69,000	30%	$35,000	$71,000	$20,000	$19,000	$14,000	$14,000	$104,000
Daniel J. Shaw, Jr.	$52,500	30%	$20,000	$46,750	$20,000	$16,250	$12,000	$12,000	$75,000

(1)
Based upon targeted Operating Income of $15,335,000. Actual Operating Income, as adjusted for one-time unbudgeted expenses associated with the closure of the Company's Ventura, CA plant and acquisition costs of Packaging Alternatives Corporation, was $17,107,400. The incentive bonus for Mr. Bailly fluctuates by 10% by which the actual operating income falls short of or exceeds the targeted operating income, with a maximum bonus of $500,000. The incentive bonus for Messrs. Rock, Lataille, LeSavoy and Shaw fluctuates by 2% by which the actual operating income falls short of or exceeds the targeted operating income.

(2)
Individual goals for Mr. Bailly were related to systems implementation, acquisitions and revenue growth. Individual goals for Mr. Rock were related to revenue growth, acquisitions, sales and marketing structure and marketing initiatives. Individual goals for Mr. Lataille were related to regulatory compliance, systems implementation, acquisitions and investor relations. Individual goals for Mr. LeSavoy were related to systems implementation, capacity expansion, footprint optimization, human resource investment and efficiency improvement. Individual goals for Mr. Shaw were related to research and development, design engineering, estimating and manufacturing engineering.

        Long-term Incentives.    It is the philosophy of the Company and the Compensation Committee to provide executives with long-term incentives and, thus, align their financial interests with those of the Company's shareholders. Among the Company's various compensation plans, the Company maintains two equity incentive plans—the Company's 1993 Employee Stock Option Plan, which expired in 2010, and the Company's 2003 Incentive Plan—that provide long-term rewards and incentives to the Company's named executive officers, as well as other participants.

        The Company maintains a stock unit award program for the named executive officers under the 2003 Incentive Plan. The stock unit awards represent a right to receive shares of the Company's Common Stock in varying amounts based on the achievement of financial performance objectives for the Company and, in certain instances, time-based vesting requirements. The "threshold", "target" and "exceptional" targets were established by the Compensation Committee as the achievement of 90%, 115% and 140% of budgeted operating income, respectively. Based upon the Company's achievement of $17,107,400 in adjusted Operating Income for its 2012 fiscal year, the Compensation Committee determined that the Company had achieved the "threshold" financial performance target relating to stock unit awards granted in 2012, but that the "target" and "exceptional" financial performance targets had not been achieved, and as a result the "target" and "exceptional" shares were not awarded, as per the following:

	Threshold Operating Income of $13,801,500		Target Operating Income of $17,635,250		Exceptional Operating Income of $21,469,000
	Number of shares	Grant Date Value	Number of shares	Grant Date Value	Number of shares	Grant Date Value
R. Jeffrey Bailly	7,469	$116,666	7,469	$116,666	7,469	$116,666
Mitchell C. Rock	1,601	$25,000	1,600	$25,000	1,600	$25,000
Ronald J. Lataille	1,601	$25,000	1,600	$25,000	1,600	$25,000
Richard LeSavoy	1,601	$25,000	1,600	$25,000	1,600	$25,000
Daniel J. Shaw, Jr.	1,281	$20,000	1,281	$20,000	1,281	$20,000

        Only Mr. Bailly has stock options outstanding under the Company's 1993 Employee Stock Option Plan. The stock options allow Mr. Bailly the right to acquire shares of Common Stock at a price equal to the fair market value of the Common Stock on the date of grant. The stock options are fully vested. In 2012, no stock options were granted to named executive officers.

Other Benefits and Perquisites

        Deferred Compensation Plan—In 2006, the Company implemented the UFP Technologies Executive Nonqualified Excess Plan ("Deferred Compensation Plan"). Under the Deferred Compensation Plan, named executive officers and other key employees are eligible to defer up to 90% of base salary and 100% of bonus and/or commissions into the Plan. Investments of the deferrals are directed by the participants and returns on the deferrals are determined accordingly. Employer contributions into the Plan are discretionary and determined by the Compensation Committee. No employer contributions were made in 2012.

        Supplemental Disability Insurance—Beginning in 2007, named executive officers received long-term disability insurance coverage to supplement the Company's group long-term disability plan. The objective is to provide named executive officers with sufficient coverage to replace a significant portion of his wages in the event of disability. The premiums are paid for by the Company and amounted to approximately $12,000 in the aggregate for all named executive officers in 2012.

        Profit Sharing/401(k) Plan—All employees, including named executive officers, who meet certain criteria are eligible to participate in the UFP Technologies, Inc. 401(k) Plan (the "401(k) Plan"). Participants in the 401(k) Plan can defer up to 20% of their gross compensation, subject to IRS limitations, on a pre-tax basis. The Company matches employee deferrals at a discretionary rate, which was 50% of employee deferrals up to a maximum of 2% of an employee's gross wages in 2012. In addition, the Company may make an additional discretionary profit sharing contribution which was 1.75% of gross wages in 2012 . No employee deferrals are required to receive an allocated portion of the profit sharing contribution.

        Perquisites—The Company provides welfare benefits to its named executive officers with officer contributions consistent with other UFP employees. The chief executive officer is also eligible for additional perquisites including club memberships, life insurance and Company paid tax preparation fees. These chief executive officer perquisites are offered principally to facilitate the chief executive officer's role as a Company representative within the community, and to entertain customers.

Policy on Stock Option Timing and Pricing

        The Company's Board of Directors adopted a policy whereby stock options are only to be granted by majority vote of members of the Compensation Committee at a committee meeting. The Company's policy is to permit trading of Company securities commencing 48 hours after the release of quarterly or annual earnings, assuming that, at such time, there is, in the opinion of the Directors, no material inside information pending. The Company's 2003 Incentive Plan establishes fair market value as the closing price on the date of grant of any equity security, including stock options, granted pursuant to such plan.

Tax Considerations

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals other than qualified performance-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. In this regard, for 2012, no named executive officer received compensation in excess of the limits imposed by Section 162(m) and, therefore, the Company believes that all executive compensation is deductible for federal income tax purposes.

Report of the Compensation Committee

        The Compensation Committee of the Board of Directors of UFP Technologies, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company and, based on such review and discussion, the Compensation Committee has recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  By the Compensation Committee:

  Marc Kozin (Chairman)
  Thomas Oberdorf
  Robert W. Pierce, Jr.

 EXECUTIVE COMPENSATION

        The following table presents information regarding compensation of each of the named executive officers for services rendered. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under "Compensation Discussion and Analysis."

SUMMARY COMPENSATION TABLE—2012, 2011, 2010

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
R. Jeffrey Bailly,	2012	$350,000	$416,667	$452,240	$285,213	$1,504,120
President, Chief Executive Officer	2011	$330,000	$533,250	$271,641	$336,972	$1,471,863
and Chairman	2010	$330,000	$512,481	$363,000	$285,299	$1,490,780
Ronald J. Lataille	2012	$230,000	$25,000	$104,000	$13,610	$372,610
Vice President, Treasurer, Secretary	2011	$220,000	$25,000	$80,000	$13,412	$338,412
and Chief Financial Officer	2010	$220,000	$75,000	$110,000	$13,963	$418,963
Richard LeSavoy	2012	$230,000	$25,000	$104,000	$14,117	$373,117
Vice President of Manufacturing	2011	$220,000	$25,000	$80,000	$13,882	$338,882
	2010	$220,000	$75,000	$110,000	$54,033	$459,033
Mitchell C. Rock	2012	$230,000	$25,000	$99,000	$13,515	$367,515
Vice President of Sales and	2011	$220,000	$25,000	$80,000	$13,319	$338,319
Marketing	2010	$210,000	$75,000	$110,000	$13,375	$408,375
Daniel J. Shaw, Jr.	2012	$175,000	$20,000	$75,000	$11,318	$281,318
Vice President of Engineering	2011	$168,000	$20,000	$55,000	$11,618	$254,618
	2010	$168,000	$60,000	$75,000	$11,808	$314,808

(1)
On February 17, 2012, the Compensation Committee approved increases in the base salaries of Messrs. Bailly, Lataille, LeSavoy, Rock and Shaw to $350,000 $230,000, $230,000, $230,000 and $175,000, respectively, effective January 1, 2012. No changes in base salaries were made for 2013 other than with respect to Mr. Bailly, as described below under "Employment Contract."

(2)
For 2010 represents stock unit awards of 41,556, 9,741, 9,741, 9,741 and 7,791 to Messrs. Bailly, Lataille, LeSavoy, Rock and Shaw, respectively. The 2010 stock unit awards were granted on February 19, 2010 and valued at $7.70, the closing price of the Company's Common Stock on the date of grant. For 2011 represents stock unit awards of 6,498, 1,243, 1,243, 1,243 and 994 to Messrs. Bailly, Lataille, LeSavoy, Rock and Shaw, respectively. The 2011 stock unit awards to Messrs. Lataille, LeSavoy, Rock and Shaw were granted on February 18, 2011 and valued at $20.11, the closing price of the Company's Common Stock on the date of grant. The 2011 stock unit award granted to Mr. Bailly was granted on March 2, 2011 and valued at $16.93, the closing price of the Company's Common Stock on the date of grant. For 2012 represents stock unit awards of 7,469, 1,601, 1,601, 1,601 and 1,281 to Messrs. Bailly, Lataille, LeSavoy, Rock and Shaw, respectively. The 2012 stock unit awards were granted on February 17, 2011 and valued at $15.62, the closing price of the Company's Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock unit awards computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. In the case of Mr. Bailly, these amounts also include (i) for 2010, 25,000 shares of the Company's Common Stock that were granted to him on February 19, 2010 and issued on December 31, 2010 valued at $7.70, the closing price of the Company's Common Stock on the grant date; (ii) for 2011, 25,000 shares of the

  Company's Common Stock that were granted to him on March 2, 2011 and issued on December 22, 2011 valued at $16.93, the closing price of the Company's Common Stock on the grant date and (iii) for 2012, 17,292 shares of the Company's Common Stock that were granted to him on February 17, 2012 and issued on December 27, 2012 valued at $17.35, the closing price of the Company's Common Stock on the date of issuance. The grant to Mr. Bailly was for a fixed dollar amount of $300,000 with the number of shares to be determined on the date of issuance based upon the closing price on that date.

(3)
Represents incentive bonuses earned in 2010, 2011 and 2012 that were paid in March, 2011, 2012 and 2013, respectively. For 2010 the named executive officers were allowed to take up to 50% of their earned incentive bonuses in the form of Common Stock with the number of shares determined as the bonus amount divided by the closing price of the Company's Common Stock on the date of grant. For 2010 the date of grant of the Common Stock portion of the incentive bonuses was February 18, 2011 and the fair-market value of the Common Stock was $20.11. Incentive Bonuses earned in 2010 and paid in 2011 were as follows: $363,000 for Mr. Bailly, $110,000 for Mr. Lataille, $55,000 and 2,735 shares of stock for Mr. LeSavoy, $110,000 for Mr. Rock and $75,000 for Mr. Shaw. Incentive Bonuses earned in 2011 and paid in 2012 were as follows: $271,641 for Mr. Bailly, $80,000 for Mr. Lataille, $80,000 for Mr. LeSavoy, $80,000 for Mr. Rock and $55,000 for Mr. Shaw. Incentive Bonuses earned in 2012 and paid in 2013 were as follows: $454,240 for Mr. Bailly, $104,000 for Mr. Lataille, $104,000 for Mr. LeSavoy, $99,000 for Mr. Rock and $75,000 for Mr. Shaw.

(4)
Represents (i) for Mr. Bailly, Company reimbursement for club fees, tax preparation services and life insurance premiums; (ii) for the taxes attributable to stock awards and shares issued in lieu of cash bonuses in 2010 of $219,000 and $39,600 for Messrs. Bailly and LeSavoy, respectively; in 2011 of $271,800 for Mr. Bailly and in 2012 $216,000 for Mr. Bailly and (iii) for each of the named executive officers, car allowances, disability insurance premiums and 401(k) contributions in 2009, 2010 and 2011.

Employment Contract

        On October 8, 2007, the Company entered into an employment agreement with Mr. R. Jeffrey Bailly, the Company's President and Chief Executive Officer and the Chairman of the Company's Board of Directors. The Agreement is terminable by either party at any time, as provided below. On March 2, 2011 the Company and Mr. Bailly executed an amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2012, Mr. Bailly's annual salary increased from not less than $300,000 to not less than $350,000, and the Annual Stock Grant Award changed from 25,000 shares of the Company's Common Stock to $300,000 worth of shares of the Company's Common Stock. On February 18, 2013 the Company and Mr. Bailly executed an amendment to the employment agreement. Pursuant to the terms of the amendment, effective January 1, 2013, Mr. Bailly's annual salary increased from not less than $350,000 to not less than $450,000, and the Annual Stock Grant Award changed from $300,000 worth of shares of the Company's Common Stock to $400,000 worth of shares of the Company's Common Stock. Also pursuant to the terms of the amendment, Mr. Bailly is no longer entitled to an income tax gross-up on the Annual Stock Grant Award.

        As amended, the employment agreement provides that Mr. Bailly will receive a minimum annual salary of $450,000 and consideration for discretionary bonuses. Pursuant to the agreement, Mr. Bailly will receive an annual stock grant award (the "Annual Stock Grant Award") on or about January 1 of each year entitling him to receive on or before December 31 (the "Issue Date") of each year an aggregate of $400,000 worth of shares of the Company's Common Stock, provided that Mr. Bailly remains employed with the Company through the Issue Date of each such year. Annual Stock Grant Awards are to be made under the Company's 2003 Incentive Plan.

        Mr. Bailly's agreement prohibits him from competing with the Company for a period of eighteen months following the termination of his employment for any reason. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in the Company's stock option plans, insurance plans and other employment benefits as may be generally available to senior executives of the Company, as well as for the direct payment or reimbursement of tax preparation fees, certain dues and fees relating to club memberships and other fringe benefits.

        Under the terms of the Agreement, if (i) Mr. Bailly's employment with the Company is terminated by the Company without cause, (ii) Mr. Bailly terminates his employment with the Company for good reason (including a reduction in his base salary, the amount of the Annual Stock Grant Award or certain other benefits, removal from his position as president or chief executive officer, required relocation outside the greater Boston, Massachusetts area or a material reduction in his overall level of responsibility), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a change of control of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding. However, these termination payments shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code's golden parachute rules. If Mr. Bailly's employment with the Company is terminated by the Company without cause, or if Mr. Bailly terminates his employment with the Company for good reason, or upon a change of control of the Company, then (i) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such change of control or such termination will be immediately issued to him and (ii) any of Mr. Bailly's other earned but unvested Stock Rights, as defined in the Agreement, will immediately vest in full. If Mr. Bailly's employment with the Company is terminated by the Company without cause, or if Mr. Bailly terminates his employment with the Company for good reason, the Company will continue to pay Mr. Bailly's health insurance for up to thirty-six months.

Grants of Plan-Based Awards—2012

		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)
						Grant Date Fair Value Of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold (#)(1)(2)	Target (#)(1)(2)	Maximum (#)(1)(2)
R. Jeffrey Bailly(4)	2/17/2012	7,469	7,469	7,469	—	350,000
R. Jeffrey Bailly	12/27/2012	—	—	—	17,292	300,000
Ronald J. Lataille(4)	2/17/2012	1,601	1,600	1,600	—	75,000
Richard LeSavoy(4)	2/17/2012	1,601	1,600	1,600	—	75,000
Mitchell C. Rock(4)	2/17/2012	1,601	1,600	1,600	—	75,000
Daniel J. Shaw, Jr.(4)	2/17/2012	1,281	1,281	1,281	—	60,000

(1)
The stock unit awards listed above are subject to a (i) time-based vesting requirement and (ii) a Company financial performance requirement, which is discussed in footnote 2, below and above under "Compensation Discussion and Analysis." One-third of these awards vest on March 1, 2014, one-third of these awards vest on March 1, 2015 and one-third of these awards vest on March 1, 2016, provided that the recipient remains continuously employed by the Company through each such vesting date and the corresponding financial performance requirement is met.

(2)
The stock unit awards listed under the "Threshold", "Target" and "Maximum" columns above were also subject to the Company achieving specified financial performance objectives. The performance objectives were based on the Company's adjusted operating income for its 2012 fiscal year relative to operating income targets established by the Compensation Committee. Based upon the Company's financial results for its 2012 fiscal year, the Compensation Committee determined that the Threshold goal had been achieved, but that the Target and Maximum goals had not been achieved. Accordingly, the stock unit awards listed in the "Target" and "Maximum" columns above shall not vest.

(3)
Amount shown does not reflect compensation actually received by the named executive officer nor does it necessarily reflect the actual value that will be recognized by the named executive officer. Instead, the amount shown is the grant date fair value of restricted stock granted to the named executive officer computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation. The assumptions used to calculate the value of restricted stock awards are set forth under Note 1(l)—Share-Based Compensation, to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)
Reflects grants of stock unit awards to the named executive officers pursuant to the Company's 2003 Incentive Plan. Recipients of the stock unit awards will have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends, until and to the extent such stock unit awards have vested and the issuance of the shares of Common Stock in respect of the stock unit awards has been appropriately evidenced. Except in the case of R. Jeffrey Bailly, any unvested stock unit awards shall terminate upon the cessation of a recipient's employment with the Company. With respect to Mr. Bailly, in the event of a cessation of employment without "cause" or for "good reason," Mr. Bailly may be entitled to a portion of the shares regardless of such cessation of employment. In the event of a change in control of the Company (as defined in the stock unit award agreement evidencing the award) on or after January 1, 2013, the applicable number of stock unit awards listed in the "Threshold" column above, to the extent not already vested, shall become fully vested immediately prior to the effective date of such change in control.

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
R. Jeffrey Bailly	100,000	—	2.25	4/2/2014	50,972	$913,418
	100,000	—	2.39	12/14/2015
	0	—	0	—
Ronald J. Lataille	0	—	0	—	11,668	$209,091
Richard LeSavoy	0	—	0	—	11,668	$209,091
Mitchell C. Rock	0	—	0	—	11,668	$209,091
Daniel J. Shaw, Jr.	0	—	0	—	9,333	$167,247

(1)
Represents stock options granted pursuant to the Company's 1993 Stock Option Plan. Options granted to Mr. Bailly have a 10 year life and vested immediately.

(2)
Exercise prices for all options granted to the named executive officers represent the closing price of the Company's Common Stock on the business date immediately preceding the date of grant.

(3)
Represents unvested stock unit awards granted pursuant to the Company's 2003 Incentive Plan. The market value of the stock unit awards that have not vested is calculated using the closing market price of the Company's Common Stock at the end of the Company's last completed fiscal year. Accordingly, this value was determined based on the closing market price of the Company's Common Stock on Nasdaq as of December 30, 2012, which was $17.92.

 Option Exercises and Stock Vested—2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
R. Jeffrey Bailly(2)	46,620	$813,519	30,624	$471,610
Ronald J. Lataille(3)	15,000	$222,750	13,177	$217,746
Richard LeSavoy(4)	20,000	$303,600	13,177	$217,746
Mitchell C. Rock(5)	15,000	$222,750	13,177	$217,746
Daniel J. Shaw, Jr.(6)	10,000	$148,900	10,741	$177,761

(1)
On February 21, 2012, previously issued stock unit awards covering 30,624, 7,177, 7,177, 7,177 and 5,741 shares of the Company's Common Stock vested in full for each of Messrs. Bailly, Lataille, LeSavoy, Rock and Shaw, respectively. The value realized upon the vesting of the stock unit awards is based upon the closing price of $15.40 on February 21, 2012. On February 24, 2012, previously issued stock unit awards covering 6,000, 6,000 6,000 and 5,000 shares of the Company's Common Stock vested in full for each of Messrs. Lataille, LeSavoy, Rock and Shaw, respectively. The value realized upon the vesting of the stock unit awards is based upon the closing price of $17.87 on February 24, 2012.

(2)
Mr. Bailly exercised options covering 46,620 shares of stock on March 2, 2012. These options were granted on March 25, 2003 at an exercise price $1.00 per share. The value realized upon exercise of these options was $813,519, or $17.45 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

(3)
Mr. Lataille exercised options covering 15,000 shares of stock on April 24, 2012. These options were granted on May 16, 2005 at an exercise price $3.31 per share. The value realized upon exercise of these options was $222,750, or $14.85 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

(4)
Mr. LeSavoy exercised options covering 20,000 shares of stock on April 13, 2012. These options were granted on May 16, 2005 at an exercise price $3.31 per share. The value realized upon exercise of these options was $303,600, or $15.18 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

(5)
Mr. Rock exercised options covering 15,000 shares of stock on April 24, 2012. These options were granted on May 16, 2005 at an exercise price $3.31 per share. The value realized upon exercise of these options was $222,750, or $14.85 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

(6)
Mr. Shaw exercised options covering 10,000 shares of stock on May 2, 2012. These options were granted on May 16, 2005 at an exercise price $3.31 per share. The value realized upon exercise of these options was $148,900, or $14.89 per share, based upon the closing price of our Common Stock on the date of exercise minus the exercise price.

 Nonqualified Deferred Compensation—2012

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2012 ($)(3)
R. Jeffrey Bailly	$40,000	$0	$29,951	$0	$286,440
Ronald J. Lataille	$0	$0	$1,731	$0	$16,405
Richard LeSavoy	$14,296	$0	$9,482	$0	$89,726
Mitchell C. Rock	$23,712	$0	$31,458	$0	$365,116
Daniel J. Shaw, Jr.	$0	$0	$0	$0	$0

(1)
Amounts contributed into the Deferred Compensation Plan by each named executive officer are included in the Summary Compensation Table in the "Salary" column for 2012.

(2)
These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)
The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2006 through 2011: Mr. Bailly, $240,000; Mr. Lataille; $12,470 Mr. LeSavoy, $80,437; and Mr. Rock, $275,489.

See a description of the Deferred Compensation Plan above under "Compensation Discussion and Analysis—Other Benefits and Perquisites."

Potential Payments upon Termination or Change of Control and Severance Plans

        Mr. R. Jeffrey Bailly may be entitled to payment upon his termination or upon a change of control of the Company, as described above. If Mr. Bailly is terminated without cause or if he terminates his employment for good reason or within six months of a change of control of the Company, then Mr. Bailly is entitled to a lump sum amount equal to three times his average annual compensation for the two years preceding, as limited by applicable IRS golden parachute regulations. Accordingly, assuming the triggering event occurred on December 31, 2012, Mr. Bailly would have been entitled to receive $3,989,985.

        In September 1993, the Company adopted a policy that all named executive officers of the Company not otherwise a party to an employment agreement with the Company will receive a severance benefit should the employee's employment with the Company be terminated by the Company other than for cause in connection with a change in control of the Company, in the form of a base salary continuation for a period equal to the sum of (i) four months plus (ii) one month for each year of service with the Company up to a maximum of 18 months. Accordingly, assuming termination of such named executive officers on December 31, 2012, such officers would have been entitled to the following payments:

Name	Severance Payment ($)
Ronald J. Lataille	345,000
Richard LeSavoy	345,000
Mitchell C. Rock	287,500
Daniel J. Shaw, Jr.	262,500

 Director Compensation—2012

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)
Kenneth L. Gestal	2012	10,000	10,000	10,000	30,000
David B. Gould	2012	20,000	10,000	10,000	40,000
Marc Kozin	2012	17,500	10,000	10,000	37,500
Thomas Oberdorf	2012	20,000	10,000	10,000	40,000
David K. Stevenson	2012	17,500	10,000	10,000	37,500
Robert W. Pierce, Jr.	2012	15,000	10,000	10,000	35,000

(1)
For 2012 non-employee directors received: (i) an annual retainer of $20,000, payable 50% in cash and 50% in the form of options, (ii) an annual committee retainer of $5,000 in cash, and an additional $2,500 if the non-employee director serves as committee chairman, (iii) reimbursement of expenses for each meeting physically attended, and (iv) an annual lead independent director retainer of $5,000 for the individual serving in that position. Currently, David B. Gould serves as the Company's lead independent director.

(2)
On June 14, 2012 the Company granted to each non-employee director free of any restrictions, 612 shares of Common Stock with a value equal to $10,000, calculated using the $16.34 closing price of the Common Stock on the date of grant. Amounts reflected in the table represent the grant date fair value of the stock options computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(3)
On June 14, 2012, the Company granted non-qualified stock options to acquire Common Stock in the amount of 1,295 to each non-employee director. Each option has a ten-year life with an exercise price of $16.32, the closing price of the Company's Common Stock on June 14, 2012. Amounts reflected in the table represent the grant date fair value of the stock options computed in accordance with FASB ASC, Topic 718, Compensation—Stock Compensation.

(4)
Messrs. Gestal, Gould, Kozin, Oberdorf, Stevenson and Pierce had outstanding Option Awards at December 31, 2012 of 54,752, 52,426, 30,265, 65,876, 10,150 and 22,555, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        United Development Company Limited.    The Company owned an approximate 26.3% limited partnership interest in United Development Company Limited, a real estate limited partnership ("UTD"), which owned and leased to the Company the Kissimmee, Florida and Decatur, Alabama properties. Richard L. Bailly, the father of the chief executive officer of the Company, owned an approximately 21% general partnership interest in UTD.

        On January 13, 2011, UTD sold its Alabama facility for $1,250,000. The net book value of the asset at December 31, 2010, was approximately $384,000. Selling expenses of approximately $38,000 were incurred. On February 29, 2012, the Company purchased from UDT for $1,350,000 the Florida manufacturing building that the Company had previously leased. The purchase price approximates fair market value based upon appraisals done by independent professional firms. As this was the only real estate owned by UDT, the real estate limited partnership was dissolved effective March 2012.

        R. Jeffrey Bailly.    In fiscal 2012, we paid Mr. Bailly's brother compensation in the aggregate amount of approximately $120,500, which primarily consisted of salary and benefits available to all employees, for services rendered to the Company in his capacity as Director, Corporate Estimating.

        Review, Ratification and Approval.    As provided in the charter of our Audit Committee, the Audit Committee reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors). The non-exclusivity of this delegation provides the Board with flexibility to address the particular circumstances of any related-party transaction. Additionally, if one or more members of the Audit Committee are otherwise conflicted, or for any other reason, the Board reserves the right to establish a separate committee of disinterested independent directors to review a particular transaction. Regardless of the deliberative body of disinterested independent directors reviewing a related-party transaction, the standard applied in reviewing such transaction is whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party under the same or similar circumstances. The Board generally considers related-party transactions to be those transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        This advisory vote on executive compensation is provided as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company is seeking the approval by its shareholders of an non-binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement under the section titled "Executive Officer and Director Compensation—Compensation Discussion and Analysis" and "—Executive Compensation." While this shareholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its shareholders and will consider the outcome of the vote when making future compensation decisions.

        As described more fully above under "Compensation Discussion and Analysis," the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to companies of a similar size in the same or similar industries in the region. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential annual cash compensation is tied to profitability targets. We also include performance-based restricted stock awards with an additional time-based vesting component as a significant element of prospective executive compensation so that the value of a portion of an executive's compensation is both dependent upon company-wide performance measures.

        We urge shareholders to read the Compensation Discussion and Analysis, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

        In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's success. To that end, we will ask our stockholders to vote "FOR" the following resolution at the annual meeting:

        RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby APPROVED.

 Principal Effects of Approval or Non-Approval of the Proposal

        The approval of the compensation of the named executive officers, commonly known as a "say-on-pay" resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Vote Required

        The non-binding approval of the compensation of the named executive officers by the shareholders requires the approval of a majority of the votes cast by the shareholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a shareholder has indicated otherwise in the proxy.

        OUR BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THIS RESOLUTION.

 PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 2 above) to approve executive compensation. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote to approve the compensation of our named executive officers occur every year, every two years or every three years. The Board recommends that such a vote occur every three years, but shareholders are not voting to approve or disapprove the Board's recommendation. Shareholders may also abstain from voting on the proposal.

        After consideration of this proposal, the Compensation Committee has recommended to the Board of Directors that future advisory votes to approve executive compensation occurring every three years would be the most appropriate policy for UFP Technologies, Inc. at this time. Therefore, the Board recommends that you vote for future advisory votes to approve executive compensation occur triennially. In coming to this decision, the Board recognized that our executive compensation programs are designed to promote a long-term alignment of pay and performance over multi-year periods. The Board believes that an advisory vote on a three-year cycle will provide shareholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

        In addition, the Board believes that an annual vote to approve executive compensation will not allow sufficient time for shareholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote to approve executive compensation. For example, if our evaluation of the executive compensation vote in June 2013 causes us to make changes to our executive compensation program in February 2014 (around the beginning of our fiscal year, when executive compensation decisions are customarily made by our Compensation Committee based on Company and individual performance during the previous fiscal year), those changes may only be in place for a few months before the next vote would take place in June 2014. A triennial vote also provides the Company with additional time to engage with shareholders and meaningfully and thoughtfully respond to shareholders' views.

        The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency for the advisory vote to approve executive compensation that has been selected by shareholders. However, this advisory vote is not binding on the Company or our Board of Directors. Our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes to approve executive compensation. Because this vote is advisory and not binding on the Company or our Board of Directors, the Board of Directors may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option considered approved by our shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" CONDUCTING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY THREE YEARS.

Proxies received in response to this solicitation will be voted for the THREE YEARS option of this proposal unless otherwise specified in the proxy.

PROPOSAL NO. 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2013, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the Audit Committee Charter, require the Audit Committee to engage, retain, and supervise the Company's independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Grant Thornton LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will review the Company's relationship with Grant Thornton LLP and take such action as it deems appropriate, which may include continuing to retain Grant Thornton LLP as the Company's independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF PROPOSAL NO. 4.

 OTHER MATTERS

Voting Procedures

        The votes of stockholders present in person or represented by proxy at the Meeting will be tabulated by an inspector of elections appointed by the Company. A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Meeting, will be required to be present in person or by proxy for consideration of the proposals to conduct business at the Meeting. However, if a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting. Votes withheld, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

        Election of directors and the advisory vote on the frequency of holding an advisory vote to approve executive compensation will be determined by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting is required for approval.

        An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker "non-votes" will not have any effect on any of the matters being submitted to stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10 percent of the Company's Common Stock to file initial reports of their ownership and changes in ownership of the Company's Common Stock with the SEC. Based solely on the Company's review of the copies of such reports it has received and written representations from certain reporting persons, with respect to the fiscal year ended December 31, 2012, the Company believes that each person who was required to file such reports complied with the applicable filing requirements.

Other Proposed Action

        The Board of Directors knows of no matters that may come before the Meeting other than those discussed above. However, if any other matters should properly be presented to the Meeting, the persons named as proxies shall have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment and applicable laws and regulations.

Stockholder Communications

        Stockholders may contact the Board of Directors of the Company by writing to them c/o Investor Relations, UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, the Company reserves the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Stockholder Proposals and Recommendations for Director

        Stockholder proposals for inclusion in the Company's proxy materials for the 2014 Annual Meeting of Stockholders must be received by the Company no later than January 3, 2014. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company's Bylaws.

        The Company's Bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the Company's Annual Meeting without inclusion in the Company's proxy statement for that meeting. Written notice of such stockholder proposals and director nominations for the Company's Annual Meeting of Stockholders in 2013 must be received by the Company's Board of Directors, c/o Secretary, UFP Technologies, Inc., 172 East Main Street, Georgetown, Massachusetts 01833, not later than March 14, 2014 and must not have been received earlier than February 12, 2014 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify the Company within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

        Pursuant to the Company's Bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of the Company's stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that such stockholder is the holder of record, is entitled to vote, and intends to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with Securities and Exchange Commission requirements and inclusion of such proposal within a proxy statement prepared by the Company. Compliance with the Company's Bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

Incorporation By Reference

        To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Audit

Committee" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

        Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission, this Proxy Statement and the Proxy Card are available to stockholders without charge at the Company's website, www.ufpt.com/investors/filings.html, and upon written request addressed to Investor Relations, UFP Technologies, Inc. at 172 East Main Street, Georgetown, Massachusetts 01833.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY MAIL Mark, sign and date your proxy card, and return it in the postage-paid envelope we have provided, or return it to UFP Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA UFP TECHNOLOGIES, INC. 172 EAST MAIN STREET GEORGETOWN, MA 01833-2107 USA M60107-P38775 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. UFP TECHNOLOGIES, INC. For All Except For All Withhold All THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AS DIRECTORS. ! ! ! 1. ELECTION OF DIRECTORS: NOMINEES: 01) Kenneth L. Gestal 02) Thomas Oberdorf For Against Abstain Against Abstain For THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2. ! ! ! ! ! ! 2. To vote on an advisory resolution to approve our executive compensation. 4. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm. Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF 3 YEARS ON PROPOSAL NO. 3. 3 Years 1 Year 2 Years NOTE: Such other business as may properly come before the annual meeting or any adjournment thereof. ! ! ! ! 3. To vote on an advisory resolution regarding the frequency of holding an advisory vote on our executive compensation. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! ! Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. Please indicate if you plan to attend this meeting. No Yes No Yes (Signatures should be the same as the name printed hereon. Executors, administrators, trustees, guardians, attorney, and officers of corporations should add their titles when signing.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M60108-P38775 UFP TECHNOLOGIES, INC. PROXY PROXY The undersigned hereby appoints R. Jeffrey Bailly and Ronald J. Lataille, and each of them, acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the 2013 Annual Meeting of Stockholders of UFP Technologies, Inc. to be held on Wednesday, June 12, 2013, and at any adjournment or adjournments thereof, with all power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of and Proxy Statement for the Annual Meeting in accordance with the instructions and with discretionary authority upon such other matters as may come before the Annual Meeting. All previous proxies are hereby revoked. This Proxy is solicited on behalf of the Board of Directors as listed herein. It will be voted as directed by the undersigned and if no direction is indicated, it will be voted (i) for the election of the Nominees as Directors, (ii) for the advisory resolution to approve our executive compensation, (iii) for conducting future advisory votes to approve our executive compensation every three years, (iv) for the proposal to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm, and (v) in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting. Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) Continued, and to be signed, on reverse side. (Please fill in the reverse side and mail in the enclosed envelope)

QuickLinks

YOUR VOTE IS IMPORTANT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CODE OF ETHICS
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
UFP 5-year EPS
Stock Performance Graph
CEO 5-Year Total Compensation (000)
Report of the Compensation Committee
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE—2012, 2011, 2010
Grants of Plan-Based Awards—2012
Outstanding Equity Awards at Fiscal 2012 Year-End
Option Exercises and Stock Vested—2012
Nonqualified Deferred Compensation—2012
Director Compensation—2012
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
Principal Effects of Approval or Non-Approval of the Proposal
Vote Required
PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS